Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER RESULTS

•	Affirmed Full-Year Earnings Per Share Guidance Range of $2.55 to $2.70

•	Delivered Sixth Consecutive Quarter of Positive Comparable Sales Growth

•	Distributed $194 Million to Shareholders Through Share Repurchases and Dividends

SAN FRANCISCO - May 24, 2018 - Gap Inc. (NYSE: GPS) today reported first quarter fiscal year 2018 diluted earnings per share of $0.42 compared with diluted earnings per share of $0.36 in the first quarter of fiscal year 2017. The company also affirmed its full-year diluted earnings per share guidance to be in the range of $2.55 to $2.70.

“We are pleased to have delivered our sixth consecutive quarter of positive comp growth, despite the expected challenges at Gap brand,” said Art Peck, president and chief executive officer, Gap Inc. “Our balanced growth strategy provides the right foundation to differentiate our portfolio of brands in this retail environment, with strategic investments in value, active and digital fueled by productivity opportunities unique to our scaled operating platform.”

“Despite the pressures we faced in the first quarter, we are affirming our full-year guidance, reflecting our confidence in the underlying fundamentals of the business as well as the benefits of executing against our balanced growth strategy,” said Teri List-Stoll, executive vice president and chief financial officer, Gap Inc.

First Quarter 2018 Comparable Sales Results
Due to the 53rd week in fiscal 2017, comparable sales for the first quarter of fiscal year 2018 are compared with the 13-week period ended May 6, 2017. On this basis, the company’s first quarter comparable sales increased 1% compared with a 2% increase last year. Comparable sales by global brand for the first quarter were as follows:

•	Old Navy Global: positive 3% versus positive 8% last year

•	Gap Global: negative 4% versus negative 4% last year

•	Banana Republic Global: positive 3% versus negative 4% last year

Recent Accounting Pronouncement - Revenue Recognition
During the first quarter of fiscal 2018, the company adopted the new revenue recognition standard, ASC 606. The adoption of this standard has a significant impact on the presentations of certain line items of the Consolidated Statements of Income, but does not have a material impact to net income. The most significant changes are the reclassifications from operating expenses to net sales of income from revenue sharing associated with the company’s credit card programs, as well as reclassifications from cost of goods sold and occupancy expenses to net sales of reimbursements of loyalty program discounts associated with the company’s credit card programs.

The company has adopted this standard in the first quarter of fiscal 2018, on a modified retrospective basis. The adoption resulted in an increase of $141 million to net sales, an increase of $50 million to cost of goods sold and occupancy expenses, and an increase of $92 million to operating expenses for the first quarter of fiscal 2018. There is not a material impact from the company’s adoption on operating income, net income or earnings per share.

In accordance with the company’s adoption of the standard on a modified retrospective basis, financial information prior to fiscal 2018 will not be recast. The summary below provides financial measures with and without the impact from the adoption of the new revenue recognition standard.

For the first quarter ended May 5, 2018:

•	Net sales were $3.8 billion, an increase of 10% compared with last year. Excluding the impact from the adoption of the new revenue recognition standard, net sales increased 6% compared with last year.

◦
The translation of foreign currencies into U.S. dollars positively impacted the company’s net sales for the first quarter of fiscal year 2018 by about $40 million. First quarter net sales details appear in the tables at the end of this press release.

•
Gross profit was $1.43 billion, an increase of 10% compared with last year. Excluding the impact from the adoption of the new revenue recognition standard, gross profit increased about 3% compared with last year.

•
Gross margin was 37.7%, a decrease of 20 basis points compared with last year. Excluding the impact from the adoption of the new revenue recognition standard, gross margin was 36.7%, a decrease of 120 basis points compared with last year, largely due to the Gap Brand.

•
Operating margin was 6.1%, a decrease of 130 basis points compared with last year. Excluding the impact from the adoption of the new revenue recognition standard, operating margin was 6.3%, a decrease of 110 basis points compared with last year.

•	The effective tax rate was 25.1% for the first quarter of fiscal year 2018.

•	Diluted earnings per share were $0.42 compared to $0.36 last year.

◦	The company noted diluted earnings per share includes a positive impact from the calendar shift created by the 53rd week in fiscal year 2017.

◦	The company noted that foreign currency fluctuations did not materially impact earnings per share for the first quarter of fiscal year 2018.

•	The company repurchased 3.2 million shares for $100 million and ended the first quarter of fiscal year 2018 with 387 million shares outstanding.

•
The company paid a dividend of $0.2425 per share during the first quarter of fiscal year 2018, an increase of over 5% compared to last year. In addition, on May 23, 2018, the company announced that its Board of Directors authorized a second quarter dividend of $0.2425 per share.

The company ended the first quarter of fiscal year 2018 with $1.4 billion in cash, cash equivalents, and short-term investments. Year-to-date free cash flow, defined as net cash from operating activities less purchases of property and equipment, was negative $204 million, which reflects a higher bonus payout in the first quarter of fiscal year 2018. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

First quarter fiscal year 2018 capital expenditures were $138 million.

The company ended the first quarter of fiscal year 2018 with 3,617 store locations in 45 countries, of which 3,171 were company-operated.

2018 Outlook
Earnings per Share
The company affirmed its full-year diluted earnings per share guidance to be in the range of $2.55 to $2.70.

Comparable Sales
The company continues to expect comparable sales for fiscal year 2018 to be flat to up slightly.

Effective Tax Rate
The company continues to expect its fiscal year 2018 effective tax rate to be about 26%.

Share Repurchases
The company continues to expect to repurchase approximately $100 million per quarter through the end of fiscal year 2018.

Capital Expenditures
The company continues to expect capital spending to be approximately $800 million for fiscal year 2018, with a continued focus on transformative infrastructure investments to support its omni-channel and digital strategies, such as information technology and supply chain.

Real Estate
The company continues to expect to open about 25 company-operated stores, net of closures and repositions in fiscal year 2018. In line with its strategy, the company expects store openings to be focused on Athleta and Old Navy locations, with closures weighted toward Gap brand and Banana Republic.

Webcast and Conference Call Information
Tina Romani, Director of Investor Relations at Gap Inc., will host a summary of the company’s first quarter fiscal year 2018 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Ms. Romani will be joined by Art Peck, Gap Inc. president and chief executive officer, and Teri List-Stoll, Gap Inc. executive vice president and chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 9015811). International callers may dial 1-323-794-2078. The webcast can be accessed at www.gapinc.com.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: earnings per share; comparable sales for fiscal year 2018; effective tax rate for fiscal year 2018; share repurchases in fiscal year 2018; capital expenditures for fiscal year 2018, including transformative infrastructure investments; store openings, net of closures and repositions, in fiscal year 2018; gross margin pressure at Gap brand; the impact of the new FASB revenue recognition standards; the spread between comparable sales and sales growth in fiscal year 2018; SG&A as a percent of net sales; and the impact on fiscal year 2018 of the 53rd week in fiscal 2017.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on the company’s financial condition, results of operations, and reputation: the risk that adjustments to the company’s unaudited financial statements may be identified through the course of the company’s independent registered public accounting firm completing its integrated audit of the company’s financial statements and financial controls; the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial information; the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences; the highly competitive nature of the company’s business in the United States and internationally; the risk of failure to maintain, enhance and protect the company’s brand image; the risk of failure to attract and retain key personnel, or effectively manage succession; the risk that the company’s investments in customer, digital, and omni-channel shopping initiatives may not deliver the results the company anticipates; the risk if the company is unable to manage its inventory effectively; the risk that the company is subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in the company’s security measures; the risk that a failure of, or updates or changes to, the company’s information technology systems may disrupt its operations; the risk that trade matters could increase the cost or reduce the supply of apparel available to the company; the risk of changes in the regulatory or administrative landscape; the risks to the company’s business, including its costs and supply chain, associated with global sourcing and manufacturing; the risk of changes in global economic conditions or consumer spending patterns; the risks to the company’s efforts to expand internationally, including its ability to operate in regions where it has less experience; the risks to the company’s reputation or operations associated with importing merchandise from foreign countries, including failure of the company’s vendors to adhere to its Code of Vendor Conduct; the risk that the company’s franchisees’ operation of franchise stores is not directly within the company’s control and could impair the value of its brands; the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk of foreign currency exchange rate fluctuations; the risk that comparable sales and margins will experience fluctuations; the risk that changes in the company’s credit profile or deterioration in market conditions may limit the company’s access to the capital markets; the risk of natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; the risk of reductions in income and cash flow from the company’s credit card arrangement related to its private label and co-branded credit cards; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, and claims.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of May 24, 2018. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic and Athleta brands. Fiscal year 2017 net sales were $15.9 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com

Media Relations Contact:
Trina Somera
(415) 427-3145
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	May 5, 2018	April 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$1,210	$1,583
Short-term investments	164	—
Merchandise inventory	2,035	1,961
Other current assets	778	575
Total current assets	4,187	4,119
Property and equipment, net	2,791	2,605
Other long-term assets	607	687
Total assets	$7,585	$7,411

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$—	$67
Accounts payable	1,072	1,119
Accrued expenses and other current liabilities	975	1,088
Income taxes payable	11	28
Total current liabilities	2,058	2,302
Long-term liabilities:
Long-term debt	1,249	1,248
Lease incentives and other long-term liabilities	1,081	999
Total long-term liabilities	2,330	2,247
Total stockholders' equity	3,197	2,862
Total liabilities and stockholders' equity	$7,585	$7,411

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended
($ and shares in millions except per share amounts)	May 5, 2018	April 29, 2017
Net sales	$3,783	$3,440
Cost of goods sold and occupancy expenses	2,356	2,137
Gross profit	1,427	1,303
Operating expenses	1,198	1,049
Operating income	229	254
Interest, net	10	16
Income before income taxes	219	238
Income taxes	55	95
Net income	$164	$143
Weighted-average number of shares - basic	389	399
Weighted-average number of shares - diluted	393	400
Earnings per share - basic	$0.42	$0.36
Earnings per share - diluted	$0.42	$0.36
Cash dividends declared and paid per share	$0.2425	$0.23

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	13 Weeks Ended
($ in millions)	May 5, 2018	April 29, 2017 (b)
Cash flows from operating activities:
Net income	$164	$143
Depreciation and amortization (a)	126	123
Change in merchandise inventory	(46)	(133)
Other, net	(310)	(42)
Net cash (used for) provided by operating activities	(66)	91
Cash flows from investing activities:
Purchases of property and equipment	(138)	(110)
Insurance proceeds related to loss on property and equipment	—	14
Purchases of short-term investments	(167)	—
Sales and maturities of short-term investments	3	—
Other	(7)	—
Net cash used for investing activities	(309)	(96)
Cash flows from financing activities:
Proceeds from issuances under share-based compensation plans	20	8
Withholding tax payments related to vesting of stock units	(19)	(13)
Repurchases of common stock	(100)	(96)
Cash dividends paid	(94)	(92)
Net cash used for financing activities	(193)	(193)
Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(2)	1
Net increase in cash, cash equivalents, and restricted cash	(570)	(197)
Cash, cash equivalents, and restricted cash at beginning of period	1,799	1,797
Cash, cash equivalents, and restricted cash at end of period	$1,229	$1,600
__________
(a) Depreciation and amortization is net of amortization of lease incentives.
(b) The prior period amounts reflect the retrospective adoption of ASU 2016-18, Statement of Cash Flows: Restricted Cash, on February 4, 2018. As a result of the adoption of ASU 2016-18, restricted cash of $19 million and $17 million recorded in other current assets and other long-term assets on the Condensed Consolidated Balance Sheets have been included with cash and cash equivalents above for the first quarters of 2018 and 2017, respectively.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, net of insurance proceeds related to loss on property and equipment, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	13 Weeks Ended
($ in millions)	May 5, 2018	April 29, 2017
Net cash (used for) provided by operating activities	$(66)	$91
Less: Purchases of property and equipment	(138)	(110)
Add: Insurance proceeds related to loss on property and equipment (a)	—	14
Free cash flow	$(204)	$(5)
__________
(a) Represents insurance proceeds related to loss on property and equipment primarily from the fire that occurred on the company-owned distribution center campus in Fishkill, New York on August 29, 2016.

The Gap, Inc.
IMPACTS OF ADOPTING ASC 606 ON OUR CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

The following table summarizes the impacts of adopting ASC 606 on our Condensed Consolidated Statements of Income for the thirteen weeks ended May 5, 2018:

	13 Weeks Ended May 5, 2018
($ in millions)	As reported	Adjustments (a)	Balances without adoption of ASC 606
Net sales	$3,783	$(141)	$3,642
Cost of goods sold and occupancy expenses	2,356	(50)	2,306
Gross profit	1,427	(91)	1,336
Operating expenses	1,198	(92)	1,106
Operating income	229	1	230
Interest, net	10	—	10
Income before income taxes	219	1	220
Income taxes	55	—	55
Net income	$164	$1	$165
__________
(a) Primarily consists of $92 million in income from revenue sharing associated with our Credit Card programs, which was previously recorded as a reduction to operating expenses in our Condensed Consolidated Statements of Income, and $44 million in reimbursements of loyalty program discounts associated with our Credit Card programs, which was previously recorded as a reduction to cost of goods sold and occupancy expenses in our Condensed Consolidated Statements of Income.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the company’s first quarter net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
13 Weeks Ended May 5, 2018
U.S. (1)	$1,590	$680	$479	$269	$3,018	80%
Canada	127	77	50	1	255	7%
Europe	—	135	4	—	139	4%
Asia	12	284	25	—	321	8%
Other regions	16	28	6	—	50	1%
Total	$1,745	$1,204	$564	$270	$3,783	100%
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
13 Weeks Ended April 29, 2017 (3)
U.S. (1)	$1,426	$668	$437	$202	$2,733	79%
Canada	111	77	45	1	234	7%
Europe	—	133	4	—	137	4%
Asia	9	250	24	—	283	8%
Other regions	16	30	7	—	53	2%
Total	$1,562	$1,158	$517	$203	$3,440	100%
__________

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Primarily consists of net sales for the Athleta and Intermix brands.
(3) Prior period amounts have not been restated due to adoption of the new revenue standard and continue to be reported under accounting standards in effect for those periods.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended May 5, 2018
	Store Locations Beginning of Q1	Store Locations Opened	Store Locations Closed	Store Locations End of Q1	Square Feet (millions)

Old Navy North America	1,066	9	1	1,074	17.8
Old Navy Asia	14	—	—	14	0.2
Gap North America	810	3	7	806	8.4
Gap Asia	313	8	1	320	3.1
Gap Europe	155	3	3	155	1.3
Banana Republic North America	576	1	5	572	4.8
Banana Republic Asia	45	2	2	45	0.2
Athleta North America	148	—	1	147	0.6
Intermix North America	38	—	—	38	0.1
Company-operated stores total	3,165	26	20	3,171	36.5
Franchise	429	36	19	446	N/A
Total	3,594	62	39	3,617	36.5